Exhibit 99.1

FOR IMMEDIATE RELEASE

GUILFORD PHARMACEUTICALS REPORTS 2004 FIRST QUARTER RESULTS

BALTIMORE, MD, May 10, 2004 — Guilford Pharmaceuticals Inc. (NASDAQ:GLFD) today reported financial results for the quarter ended March 31, 2004. For the first quarter, Guilford reported a net loss of $18.1 million, or $0.53 per common share, compared to a net loss of $11.2 million, or $0.37 per common share for the same period in 2003.

Total revenues in the first quarter of 2004 were $8.9 million compared to $3.5 million in the first quarter of 2003, substantially all of which was attributable to revenue from the sale of GLIADEL® Wafer (polifeprosan 20 with carmustine implant) and AGGRASTAT® Injection (tirofiban hydrochloride). The increase in revenue of $5.4 million year over year results from increased net sales of GLIADEL®, and the acquisition of AGGRASTAT®, completed in the fourth quarter of 2003. Net product sales of GLIADEL® Wafer increased in the first quarter of 2004 to $5.5 million compared to $3.4 million for the same period in 2003. The increase in GLIADEL® Wafer sales is attributed to the impact of the expansion of Guilford’s sales force and increased demand for the product following approval for an expanded indication in February 2003. Net product sales of AGGRASTAT® were $3.2 million for the first quarter. Guilford acquired U.S. sales and marketing rights for AGGRASTAT® in the fourth quarter of 2003.

Cost of sales in the first quarter of 2004 were $1.0 million compared to $0.9 million for the corresponding period in 2003. Gross profit percentage for GLIADEL® in the first quarter of 2004 and 2003 was 85% and 74%, respectively. For the three months ended March 31, 2004, gross profit percentage for AGGRASTAT® was 94%.

Total costs and expenses in the first quarter of 2004 were $23.8 million compared to $15.4 million for the same period in 2003. Selling, general and administrative expenses were $11.7 million in the first quarter of 2004 compared to $6.5 million for the first quarter of 2003. The costs incurred to market, sell and distribute GLIADEL® and AGGRASTAT® were $6.9 million compared to $2.7 million for the same period in 2003. The increase in these expenses results from costs associated with expanding and training the sales force, as well as increased marketing efforts to support the first quarter launch of AGGRASTAT®.

General and administrative costs totaled $4.8 million and $3.8 million for the first quarters of 2004 and 2003, respectively. The increase in general and administrative expenses is due primarily to increased legal and professional expenses in connection with SEC filings and supporting activity, the implementation of Sarbanes-Oxley Rule 404, and increased patent and recruiting costs.

Research and development expenses in the first quarters of 2004 and 2003 were $9.4 million and $7.8 million respectively. Research and development expenses increased in the first quarter of 2004 to support ongoing Phase II clinical development of AQUAVAN® Injection and GPI 1485, and to prepare for the initiation of Phase III clinical trials of AGGRASTAT® to determine its potential usefulness in the treatment of percutaneous coronary intervention, and AQUAVAN® for mild to moderate sedation in patients undergoing brief diagnostic and surgical procedures.

At March 31, 2004, Guilford had $81.0 million in unrestricted and restricted cash, cash equivalents and investments, compared to $101.9 million at December 31, 2003.

“In 2004 we expect to make important progress in our clinical development programs,” remarked Craig R. Smith, M.D., President and Chief Executive Officer. “We recently met with representatives from the Division of Anesthetic, Critical Care and Drug Addiction Products to review our proposed indication and clinical trial plan for AQUAVAN®. During the meeting we discussed our proposed indication, clinical trial plan, and other requirements for a potential New Drug Application (NDA) for AQUAVAN®. Based on these discussions it is our intention to complete the necessary clinical trials and file a NDA as soon as possible. We intend to seek approval for AQUAVAN® for mild to moderate sedation for brief diagnostic and therapeutic procedures such as colonoscopy, bronchoscopy, interventional cardiology and minor surgical and therapeutic procedures. We also met with representatives from the Division of Cardio-Renal Drug Products at the FDA to discuss our proposed Phase III protocol for AGGRASTAT® for percutaneous coronary intervention. The FDA has offered us a special protocol assessment, which the Company is currently evaluating.”

Dr. Smith continued, “This has also been an active period for our commercial organization. In January, we completed sales training and launched promotional activities for AGGRASTAT® in the United States. While it is still early in our launch campaign, we are pleased by the progress we’re making rebuilding the brand. We introduced marketing initiatives that should drive sales growth throughout the year. Growing our sales force and expanding the label to include first surgery has helped increase sales of GLIADEL® in the first quarter by 62% to $5.5 million compared to $3.4 million the same period last year.”

About Guilford

Guilford Pharmaceuticals Inc. is a fully integrated pharmaceutical company engaged in the research, development and commercialization of products that target the hospital market. Presently, Guilford markets two commercial products, GLIADEL® Wafer (polifeprosan 20 with carmustine implant), for the treatment of brain cancer, and AGGRASTAT® Injection (tirofiban hydrochloride), a glycoprotein GP IIb/IIIa receptor antagonist used for the treatment of acute coronary syndrome (ACS). Guilford’s product pipeline includes a novel anesthetic, AQUAVAN® Injection, and drugs for treating Parkinson’s disease and post-prostatectomy erectile dysfunction.

For additional information about GLIADEL Wafer, please visit www.guilfordpharm.com under Products / Backgrounders/ GLIADEL; and for AGGRASTAT, please see www.AGGRASTAT.com.

Conference Call

Guilford will host a conference call to review its first quarter 2004 financial results. The conference call will take place at 11:00 a.m. E.T. on Monday, May 10, 2004. The dial in number for participants in the U.S. is (888) 482-0024, and for international callers (617) 801-9702. The participant passcode is 90913233.

Conference Call Replay

An audio replay of the conference call will be available for 72 hours beginning at approximately 1:00 p.m. ET on May 10, 2004 through 1:00 p.m. E.T. on May 13, 2004. To access the replay, U.S. residents should dial (888) 286-8010, and international callers should dial (617) 801-6888, passcode 32350709.

Webcast

Guilford will hold a live audio webcast of this conference call. To access the webcast, please visit our website at www.guilfordpharm.com under the investor / conference section and follow the instructions provided. An audio archive of the call will be available on the website until May 17, 2004.

GUILFORD PHARMACEUTICALS INC. AND SUBSIDIARIES

Financial Highlights
(unaudited)

Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended March 31,
	2004	2003
Revenues:
Net product sales	$8,727	$3,404
Other	201	59

Total revenues	8,928	3,463

Costs and expenses:
Cost of sales	991	893
Research and development	9,373	7,787
Selling, general and administrative	11,747	6,511
Intangible amortization	1,722	210

Total costs and expenses	23,833	15,401

Operating loss	(14,905)	(11,938)
Investment and other income	478	864
Revenue interest expense	(2,335)	—
Interest expense	(1,306)	(119)

Net loss	$(18,068)	$(11,193)

Basic and diluted net loss per common share:	$(0.53)	$(0.37)

Shares used in the calculation of basic & diluted net loss per share	33,921	29,916

Condensed Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2004	2003
Assets:
Cash, cash equivalents and investments*	$81,029	$101,943
Accounts receivable, net	4,453	3,460
Inventories, net	2,824	2,504
Prepaid expenses and other assets	8,591	8,225
Property and equipment, net	21,532	22,395
Intangible assets, net	81,074	82,796

	$199,503	$221,323

Liabilities and Stockholders’ Equity:
Current liabilities	$17,605	$21,980
Long-term debt and other liabilities	89,968	89,988
Revenue interest obligation	42,921	42,155
Stockholders’ equity	49,009	67,200

	$199,503	$221,323

*includes unrestricted and restricted cash, cash equivalents and investments.

# # #

Contact: Stacey Jurchison, Director, Corporate Communications – 410.631.5022

     Internet Address: http://www.guilfordpharm.com

This press release contains forward-looking statements that involve risks and uncertainties, including those described in the section entitled “Risk Factors” contained in the Company’s Registration Statement on Form S-3/A filed with the SEC on April 9, 2004, that could cause the Company’s actual results and experience to differ materially from anticipated results and expectations expressed in these forward-looking statements. Among other things, there can be no assurance that the Company will be able to increase sales of GLIADEL® Wafer or AGGRASTAT® Injection, or that the Company will be able to successfully develop and commercialize any of its product candidates, including AQUAVAN® Injection or GPI 1485. Further, the Company may not be successful in its attempt to expand the label for AGGRASTAT® Injection.